PATENT PURCHASE AGREEMENT

This Patent Purchase Agreement ("Agreement") is entered into on this 10th day of July 2014 ("Effective Date"), by and between Ascendant Analytics, Inc ("Purchaser") and Tetra Micro Labs, Inc ("Seller(s)"). Purchaser and Seller(s) agree as follows:

RECITALS:

I. Sellers are the owners of the entire right, title, and interest in and to Patent Nos. 61/977,524 and Patent Applications Ser. No. 61/977,524 ("Patent Rights")

II. Subject to the terms and conditions of this Agreement, Purchaser wishes to purchase the Patent Rights from Sellers, and Sellers wish to sell, transfer, and convey the Patent Rights to Purchaser.

NOW, THEREFORE, the parties hereto hereby agree as follows:

AGREEMENT

1. PURCHASE OF THE PATENT/PATENT RIGHTS

Subject to the terms and conditions of this Agreement, Sellers shall sell, transfer, convey, and assign the Patent Rights to Purchaser in consideration of Sellers' receipt, on the Effective Date, of a one-time Patent Purchase Payment subject to the subject only to receipt of initial consideration. Purchaser shall cause to be paid to Twenty Five Million shares of restricted common stock in Dutch Gold Resources, Inc., to Seller. Purchaser shall grant Seller an ongoing royalty on the sale of products based on Exhibit 1 in the amount of Seven and One Half Percent (7.5%) of the net income of the sales generated by such patent for the life of the product.

2. DELIVERY AND PAYMENT

2.1 On the Effective Date, Purchaser will deliver to Sellers the Patent Rights and the Patent Purchase Payment as set forth in Section 1.

2.2 Sellers agree to execute and deliver to Purchaser an Assignment of Patent Rights (the "Assignment Agreement") Exhibit 1 to 3344 Peachtree Road Suite 500 Atlanta, GA 30326.

2.3 Payment: Purchaser will pay to Seller the amount of Sixty Thousand Dollars ($60,000), payable Five Thousand Dollars ($5,000) by wire transfer at the execution of this agreement and in eleven subsequent payments of Five Thousand Dollars ($5,000) each on the first day of each month following until June 1, 2015. Seller will furnish Purchaser with all necessary information to make a wire transfer to a designated bank account of Seller.

2.4 Closing. Subject to the terms and conditions of this Agreement, Buyer and Seller will use commercially reasonable efforts to complete the purchase and sale of the Patent Rights contemplated herein by July 10, 2014 (the "*Closing*")

2.5 Termination. In the event that the Closing has not occurred by July 10, 2014, either Party may terminate this Agreement by written notice to the other Party. Upon termination, Buyer shall return all Documents received from Seller hereunder.

3. TRANSFER OF PATENTS; GRANT OF LICENSE

3.1 **Patent Assignment**: Seller hereby sells, assigns, transfers and conveys to Purchaser all right, title and interest it has in and to the Patents and all inventions and discoveries described therein, including without limitation, all rights of Seller under the Assignment Agreements, and all rights of Seller to collect royalties under such Patents.

3.2 **Assignment of Causes of Action**: Seller hereby sells, assigns, transfers and conveys to Purchaser all right, title and interest it has in and to all causes of action and enforcement rights, whether currently pending, filed, or otherwise, for the Patents and all inventions and discoveries described therein, including without limitation all rights to pursue damages, injunctive relief and other remedies for past, current and future infringement of the Patents.

4. SELLER'S REPRESENTATIONS AND WARRANTIES

Seller/Sellers hereby represent and warrants to the Purchaser as follows:

4.1 **Authority**: Seller is a company duly formed, validly existing, and in good standing under the laws of the jurisdiction of its formation. Seller has the full power and authority and has obtained all third party consents, approvals, and/or other authorizations required to enter into this Agreement and to carry out its obligations hereunder, including, without limitation, the assignment of the Assigned Patent Rights to Purchaser.

4.2 **Title and Contest**: Seller owns all right, title, and interest to the Assigned Patent Rights, including, without limitation, all right, title, and interest to sue for infringement of the Patents. Seller has obtained and properly recorded previously executed assignments for the Patents as necessary to fully perfect its rights and title therein in accordance with governing law and regulations in each respective jurisdiction. The Assigned Patent Rights are free and clear of all liens, claims, mortgages, security interests or other encumbrances, and restrictions. There are no actions, suits, investigations, claims, or proceedings threatened, pending, or in progress relating in any way to the Assigned Patent Rights. There are no existing contracts, agreements, options, commitments, proposals, bids, offers, or rights with, to, or in any person to acquire any of the Assigned Patent Rights.

4.3 **Restrictions on Rights**: Purchaser will not be subject to any covenant not to sue or similar restrictions on its enforcement or enjoyment of the Assigned Patent Rights.

4.4 Conduct: None of Seller, prior owner or their respective agents or representatives have engaged in any conduct, or omitted to perform any necessary act, the result of which would invalidate any of the Patents or hinder their enforcement, including, without limitation, misrepresenting the Patents to a standard-setting organization.

4.5 Enforcement: Seller has not put a third party on notice of actual or potential infringement of any of the Patents or the Abandoned Assets. Seller has not invited any third party to enter into a license under any of the Patents or the Abandoned Assets.

4.6 Patent Office Proceedings: None of the Patents or is currently involved in any reexamination, reissue, interference proceeding, or any similar proceeding, and no such proceedings are pending or threatened.

4.7 Fees: All maintenance fees, annuities, and the like due or payable on the Patents have been timely paid. For the avoidance of doubt, such timely payment includes payment of any maintenance fees for which the fee is payable.

5. PURCHASER'S REPRESENTATIONS AND WARRANTIES

Purchaser hereby represents and warrants to Seller/Sellers that: If the Purchaser is not an individual, Purchaser is a company duly formed, validly existing, and in good standing under the laws of the jurisdiction of its formation; and the Purchaser has the full power and authority and has obtained all third party consents, approvals, and/or other authorizations required to enter into this Agreement and to carry out its obligations hereunder, including, without limitation, the purchase of the Patent Rights from Seller.

6. GENERAL PROVISIONS

6.1 Limitation of Liability: EXCEPT IN THE EVENT OF BREACH OF ANY OF THE WARRANTIES IN THE ABOVE SECTIONS, SELLER'S TOTAL LIABILITY UNDER THIS AGREEMENT WILL NOT EXCEED THE PURCHASE PRICE. PURCHASER'S TOTAL LIABILITY UNDER THIS AGREEMENT WILL NOT EXCEED THE PURCHASE PRICE. THE PARTIES ACKNOWLEDGE THAT THE LIMITATIONS ON POTENTIAL LIABILITIES SET FORTH IN THIS SECTION 6.1 WERE AN ESSENTIAL ELEMENT IN SETTING CONSIDERATION UNDER THIS AGREEMENT.

6.2 Limitation on Consequential Damages: EXCEPT IN THE EVENT OF BREACH OF ANY OF THE WARRANTIES IN THE ABOVE SECTIONS NEITHER PARTY WILL HAVE ANY OBLIGATION OR LIABILITY (WHETHER IN CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, AND NOTWITHSTANDING ANY FAULT, NEGLIGENCE (WHETHER ACTIVE, PASSIVE OR IMPUTED), REPRESENTATION, STRICT LIABILITY OR PRODUCT LIABILITY), FOR COVER OR FOR ANY INCIDENTAL, INDIRECT OR CONSEQUENTIAL, MULTIPLIED, PUNITIVE, SPECIAL, OR EXEMPLARY DAMAGES OR LOSS OF REVENUE, PROFIT, SAVINGS OR BUSINESS ARISING

FROM OR OTHERWISE RELATED TO THE LETTER AGREEMENT, EVEN IF A PARTY OR ITS REPRESENTATIVES HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE PARTIES ACKNOWLEDGE THAT THESEEXCLUSIONS OF POTENTIAL DAMAGES WERE AN ESSENTIAL ELEMENT IN SETTING CONSIDERATION UNDER THIS AGREEMENT.

6.3 **Compliance with Laws:** Notwithstanding anything contained in this Agreement to the contrary, the obligations of the Parties with respect to the consummation of the transactions contemplated by this Agreement shall be subject to all laws, present and future, of any government having jurisdiction over the Parties and this transaction, and to orders, regulations, directions or requests of any such government.

6.4 **Confidentiality of Terms**: The Parties hereto will keep the terms of this Agreement confidential and will not now or hereafter divulge any of this information to any third party except:
(a) with the prior written consent of the other Party;
(b) as otherwise may be required by law or legal process;
(c) during the course of litigation, so long as the disclosure of such terms and conditions is restricted in the same manner as is the confidential information of other litigating parties;
(d) in confidence to its legal counsel, accountants, banks, and financing sources and their advisors solely in connection with complying with or administering its obligations with respect to this Agreement;
(e) by Purchaser, to potential purchasers or licensees of the Patent Rights;

6.5 **Notices:** All notices given hereunder will be given in writing (in English or with an English translation), and will be delivered to the address set forth on the signature page to this Agreement by personal delivery or delivery postage prepaid by an internationally-recognized express courier service. Notices are deemed given on the date of receipt if delivered personally or by express courier, or if delivery refused, the date of refusal. Notice given in any other manner will be deemed to have been given only if and when received at the address of the Party to be notified. Either Party may from time to time change its address for notices under this Agreement by giving the other Party written notice of such change.

6.6 **Relationship of Parties:** Nothing in this Agreement will be construed to create a partnership, joint venture, franchise, fiduciary, employment or agency relationship between the Parties. Neither Party has any express or implied authority to assume or create any obligations on behalf of the other or to bind the other to any contract, agreement or undertaking with any third party.

6.7 **Severability:** If any provision of this Agreement is found to be invalid or unenforceable, then the remainder of this Agreement will have full force and effect, and the invalid provision will be modified, or partially enforced, to the maximum extent permitted to effectuate the original objective.

6.8 Waiver: Failure by either Party to enforce any term of this Agreement will not be deemed a waiver of future enforcement of that or any other term in this Agreement or any other agreement that may be in place between the Parties.

6.9 Governing Law: This Agreement will be interpreted, construed, and enforced in all respects in accordance with the laws of the [State/Commonwealth] of ___________, without reference to its choice of law principles.

6.10 Entire Agreement: The Agreement, including its exhibits, constitutes the entire agreement between the Parties with respect to the subject matter hereof, and merges and supersedes all prior and contemporaneous agreements, understandings, negotiations, and discussions. Neither of the Parties will be bound by any conditions, definitions, warranties, understandings, or representations with respect to the subject matter hereof other than as expressly provided herein. No oral explanation or oral information by either Party hereto will alter the meaning or interpretation of this Agreement. The terms and conditions of this Agreement will prevail notwithstanding any different, conflicting or additional terms and conditions that may appear on any letter, email or other communication or other writing not expressly incorporated into this Agreement.

6.11 Amendments: No amendments or modifications will be effective unless in writing signed by authorized representatives of both Parties.

6.12 Headings: The section headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

6.13 Severability: Any of the provisions of this Agreement which are determined to be invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions hereof or affecting the validity or enforceability of any of the provisions of this Agreement in any other jurisdiction.

6.14 No Rights in Third Parties: The Agreement is not intended to confer any right or benefit on any third party (including, but not limited to, any employee or beneficiary of any Party), and no action may be commenced or prosecuted against a Party by any third party claiming as a third-party beneficiary of this Agreement or any of the transactions contemplated by this Agreement.

6.15 Counterparts: This Agreement shall become binding when any one or more counterparts hereof, individually or taken together, shall bear the signatures each of the Parties hereto. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against the Party whose signature appears thereon, but all of which taken together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the Parties have entered into this Agreement as of the Effective Date.

EXHIBIT A

Patent Assignment

Patent Nos. 61/977,524

The Tetrahydrocannabinoid Potency Diagnostic Test Kit is officially "patent pending" with Provisional Patent Application Number 61/977,524

The US Patent Office will send an official letter to your correspondence address within a few weeks . Save the letter when it comes as it is physical evidence of your provisional patent application.

United States Patent and Trademark Office

CONFIRMATION NO.

FORMALITIES LETTER

Date Mailed:

NOTICE TO FILE MISSING PARTS OF PROVISIONAL APPLICATION

If you receive a letter with the heading Notice to File Missing Parts or Notice to Correct Application Papers (see example on the left), contact your consultant and provide a copy of the letter. This indicates the US Patent Office needs something corrected and we will help you take care of this.

What does the provisional patent filing allow?

- The invention disclosed in this application is legally patent pending for the next 12 months .
- If you file a non -provisional patent within 12 months, the non -provisional patent will enjoy the filing date of this provisional patent.

Where can I go from here?

1. With a filing date secured, have confidence in marketing your invention or pitching it to investors and companies.
2. File a non -provisional patent application within 12 months to enjoy the filing date of the provisional patent application. If the non -provisional patent is granted, your invention will have patent protection for 20 years.

Should you have any questions, please contact me at your convenience.

Hadison Kadir
Invention Consultant
Thoughts to Paper
19785 Crystal Rock Drive, Suite 207
Germantown, MD 20874
HadisonK @thoughtstopaper.com
800.919.2493 ext. 1136
800.554.2108 (fax)

Provisional Patent Application Number 61/977,524

Electronic Filing System ID	18721470
Application Number	61977524
Confirmation Number	2580
Title of Invention	Tetrahydrocannabinoid Potency Diagnostic Test Kit
Listed Inven tors	Angela Anderson KNITTEL Mewa SINGH
Docket Number	TPP18305
Receipt Date	09-APR-2014
Time Stamp	19:04:11
Application Type	Provisional
Documents Filed	Specification Drawings – only black and white line drawings Micro Entity Status Certification Provision al Cover Sheet Fee Worksheet

Tetrahydrocannabinoid Potency Diagnostic Test Kit

FIELD OF THE INVENTION

5

The present invention relates generally to Marijuana potency testing. More specifically, the present invention is an onsite THC (Tetrahydrocannabinoid) diagnostic test kit.

10

BACKGROUND OF THE INVENTION

15	The present invention is an onsite test kit. The present invention provides the ability to test a small sample of Marijuana and determine within a narrow range the potency of Tetrahydrocannabinoid (THC). The present invention functions by adding a small amount of a scientifically blended substance called reagent. The present invention consists of a corresponding color chart pallet and a corresponding range of numbers included on the packaging.

20	This testing method can be done as soon as trace amounts of Tetrahydrocannabinoid (THC) start showing up on marijuana plants in the growing process, the harvesting process, and finally at the dispensary for final sale.

BRIEF DESCRIPTION OF THE DRAWINGS

25

FIG. 1 is a drawing of the system and process of the present invention in a preferred embodiment.

30

DETAIL DESCRIPTIONS OF THE INVENTION

All illustrations of the drawings are for the purpose of describing selected versions of the present invention and are not intended to limit the scope of the present invention.

5	The present invention is an onsite test kit that provides the ability to test a small sample of Marijuana and determine within a narrow range the potency of Tetrahydrocannabinoid (THC) by a corresponding color chart and a corresponding range of numbers included on the packaging.
10	In its preferred embodiment, the present invention consists of a color chart pallet. The color chart pallet component of the present invention will be come from a very light color (lowest THC level) to a very dark color (highest THC level). The numbers will also correspond with the color spectrum. The lighter the color on the color chart pallet, the lower the number range, and correspondingly, the darker the color on the color chart pallet, the higher the number range.

15	Example Potency Color and Number Chart:

Potency %	Potency Color Chart
18%-23% THC	Darkest Color Shade
12%-17% THC	Medium Color Shade
6%-11% THC	Light Color Shade
1%-5%	Lightest Color Shade

20	In its preferred embodiment, the process of the present invention is accomplished by adding a small amount of a scientifically blended substance called reagent. Ther reagent substance will then be added to the small trace amount of Marijuana in a small vial with a sealable cap. Once both the Marijuana sample and the reagent come in contact with each other, the liquid will then begin to change color after a few seconds. The final color will correspond to both a range of numbers and a color that can be found on the original packaging.
25	In its preferred embodiment, the present invention contains a sealable cap, a vial for testing, a reagent capsule and a color and number based potency chart included in the packaging, all seen in FIG. 1. The user follows process of the present invention by first add the Marijuana sample to the vial, replace the cap, break the inner capsule and then shake the device. The user then matches the color with the corresponding color and number in the chart.
5	This testing method can be done as soon as trace amounts of Tetrahydrocannabinoid (THC) start showing up on marijuana plants in the growing process, the harvesting process, and finally at the dispensary for final sale. In addition to marijuana plants, any by product of marijuana that contains the substance Tetrahydrocannabinoid (THC) can also be tested for its potency. In its preferred 10 embodiment, the present invention packaging may include several test kits.

Although the invention has been explained in relation to its preferred embodiment, it is to be understood that many other possible modifications and variations can be made without departing from the spirit and scope of the invention.

15

ON SITE TETRAHYDROCANNABINOID DIAGNOSTIC TEST KIT

- 1A SEALABLE CAP
- 1B VIAL FOR TESTING
- 1C REAGENT CAPSULE
- 1D COLOR & NUMBERS POTENCY CHART INCLUDED IN PACKAGING

* PACKAGING MAY INC SEVERAL TEST KITS

READY TO USE

(1)
1A
SEABLE CAP
1B
1C
VIAL
REAGENT CAPSULE
THC POTENCY IN %
18% TO 23% THC
12% TO 17% THC
6% TO 11% THC
1% TO 5% THC
POTENCY COLOR CHART
DARKEST COLOR SHADE
MEDIUM COLOR SHADE
LIGHT COLOR SHADE
LIGHTEST COLOR SHADE
1D
(2) - ADD MARIJUNA SAMPLE TO VIAL
(3) REPLACE CAP
(4) BREAK INNER CAPSULE AND SHAKE
(5) MATCH COLOR WITH CORRISPONDING COLOR & NUMBER CHART
MARIJUNA SAMPLE

INVENTORS ANGELA ANDERSON KNITTEL

MEWA SINGH

FIG. 1